EXHIBIT 99.1
For more information, please contact:
Investors and Shareholders
Jennifer Jordan
Cadence Design Systems, Inc.
408-944-7100
investor_relations@cadence.com
Media and Industry Analysts
Adolph Hunter
Cadence Design Systems, Inc.
408-914-6016
publicrelations@cadence.com
Cadence Reports Q4 Revenue Up 6% Over Q4 2006
     SAN JOSE, Calif.—Jan. 30, 2008—Cadence Design Systems, Inc. (NASDAQ: CDNS) today reported fourth quarter 2007 revenue of $458 million, an increase of 6 percent over the $431 million reported for the same period in 2006. On a GAAP basis, Cadence recognized net income of $120 million, or $0.41 per share on a diluted basis, in the fourth quarter of 2007, compared to $48 million, or $0.16 per share on a diluted basis, in the same period in 2006. Revenues for the fiscal year 2007 totaled $1.62 billion, an increase of 9 percent over 2006 total revenues of $1.48 billion. Net income for the fiscal year 2007 was $296 million, or $1.01 per share, compared to net income of $143 million, or $0.46 per share for the year 2006. Net income on a GAAP basis for the fourth quarter and fiscal year 2007 includes the income tax benefit of a settlement with the Internal Revenue Service of $28 million, or $0.10 per share on a diluted basis for the fourth quarter of 2007, and $0.09 per share on a diluted basis for the fiscal year 2007.
     In addition to using GAAP results in evaluating Cadence’s business, management believes it is useful to measure results using a non-GAAP measure of net income, which excludes, as applicable, amortization of intangible assets, stock-based compensation expense, in-process research and development charges, certain termination and legal costs, integration and acquisition-related costs, gains and expenses related to non-qualified deferred compensation plan assets, executive severance payments, restructuring charges and credits, losses on extinguishment of debt and equity in losses (income) from investments. Non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability. See “GAAP to non-GAAP Reconciliation” below for further information on the non-GAAP measure.
     Using this non-GAAP measure, net income in the fourth quarter of 2007 was $133 million, or $0.46 per share on a diluted basis, as compared to $116 million, or $0.38 per share on a diluted basis, in the same period in 2006. For the fiscal year 2007, non-GAAP net income was $397 million, or $1.35 per share, compared to $336 million and $1.08 per share in 2006.
     “Our strategy is on track, our technology has never been stronger, and we continue to focus on delivering solutions to help our customers manage their businesses in a challenging environment,” said Mike Fister, president and CEO of Cadence.
     “We achieved our long standing goal for operating margin for the year, and will keep our focus on improving our operating efficiency through 2008,” added Bill Porter, executive vice president and chief financial officer.
     The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially. These statements do not include the impact of any mergers, acquisitions or other business combinations completed after Dec. 29, 2007.
Business Outlook
     For the first quarter of 2008, the company expects total revenue in the range of $280 million to $290 million. First quarter GAAP net loss per diluted share is expected to be in the range of $(0.06) to $(0.04). Diluted earnings per share using the non-GAAP measure defined below are expected to be in the range of $0.03 to $0.05.
     For the full year 2008, the company expects total revenue in the range of $1.490 billion to $1.540 billion. On a GAAP basis, net income per diluted share for fiscal 2007 is expected to be in the range of $0.69 to $0.77. Using the non-GAAP measure defined below, diluted earnings per share for fiscal 2008 are expected to be in the range of $1.11 to $1.19.

     A schedule showing a reconciliation of the business outlook from GAAP net income and diluted net income per share to the non-GAAP net income and diluted net income per share is included with this release.
Audio Webcast Scheduled
     Fister and Porter will host a fourth quarter 2007 financial results audio webcast today, Jan. 30, 2008, at 2 p.m. (Pacific) / 5 p.m. (Eastern). Attendees are asked to register at the Web site at least 10 minutes prior to the scheduled webcast. An archive of the webcast will be available starting Jan. 30, 2008, at 5 p.m. Pacific time and ending at 5 p.m. Pacific time on Feb. 6, 2008. Webcast access is available at www.cadence.com/company/investor_relations.
About Cadence
     Cadence enables global electronic-design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence® software and hardware, methodologies, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. Cadence reported 2007 revenues of approximately $1.6 billion, and has approximately 5,300 employees. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products, and services is available at www.cadence.com.
     Cadence is a registered trademark and the Cadence logo is a trademark of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.
     The statements contained above regarding the company’s fourth quarter and fiscal year 2007 results, those contained in the Business Outlook section above and the statements by Mike Fister and Bill Porter include forward-looking statements based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside Cadence’s control, including, among others: Cadence’s ability to compete successfully in the design automation product and the commercial electronic design and methodology services industries; the mix of products and services sold and the timing of significant orders for its products; economic uncertainty; fluctuations in rates of exchange between the U.S. dollar and the currencies of other countries in which Cadence does business; and the acquisition of other companies or technologies or the failure to successfully integrate those it acquires.
     For a detailed discussion of these and other cautionary statements, please refer to the company’s filings with the Securities and Exchange Commission. These include the company’s Annual Report on Form 10-K for the year ended Dec. 30, 2006 and the company’s Quarterly Report on Form 10-Q for the quarter ended Sept. 29, 2007.

GAAP to non-GAAP Reconciliation
     Cadence management evaluates and makes operating decisions using various operating measures. These measures are generally based on the revenues of its product, maintenance and services business operations and certain costs of those operations, such as cost of revenues, research and development, sales and marketing and general and administrative expenses. One such measure is non-GAAP net income, which is a non-GAAP financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. This measure consists of GAAP net income excluding, as applicable, amortization of intangible assets, stock-based compensation expense, in-process research and development charges, certain termination and legal costs, integration and acquisition-related costs, gains and expenses related to non-qualified deferred compensation plan assets, executive severance payments, restructuring charges and credits (primarily related to excess facilities), losses on extinguishment of debt and equity in losses (income) from investments. Intangible assets consist primarily of purchased or licensed technology, backlog, patents, trademarks, distribution rights, customer contracts and related relationships and non-compete agreements. Non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability.
     Management believes it is useful in measuring Cadence’s operations to exclude amortization of intangibles, in-process research and development and integration and acquisition-related costs because these costs are primarily fixed at the time of an acquisition and generally cannot be changed by management in the short term. In addition, management believes it is useful to exclude stock-based compensation expense because it enhances investors’ ability to review Cadence’s business from the same perspective as Cadence’s management, which believes that stock-based compensation expense is not directly attributable to the underlying performance of the company’s business operations. Management also believes that it is useful to exclude restructuring charges and credits. Cadence has dramatically reduced the size of its design services business and portions of its product and maintenance businesses over the past several years. As a result, in 2001, 2002 and 2003, Cadence’s GAAP statements of operations included significant charges relating to such restructurings. Management believes that in measuring the company’s operations it is useful to exclude any such restructuring charges and credits because its level of restructuring activities has significantly decreased. Management also believes it is useful to exclude executive severance costs and certain termination and legal costs as these costs do not occur frequently. Management also believes it is useful to exclude gains and expenses related to its non-qualified deferred compensation plan assets as these gains and expenses are not part of Cadence’s direct costs of operations, but reflect changes in the value of assets held in the plan. Finally, management also believes it is useful to exclude the equity in losses (income) from investments, as these items are not part of Cadence’s direct cost of operations. Rather, these are non-operating items that are included in other income (expense) and are part of the company’s investment activities.
     In the fourth quarter of 2007, Cadence’s non-GAAP measure also excluded the income tax benefit of settling a dispute with the Internal Revenue Service related to Cadence’s tax years 1997-1999. This benefit had no impact on Cadence’s non-GAAP measure of net income for 2007. Management believes it is useful to exclude the income tax benefit associated with this settlement from Cadence’s non-GAAP measure of net income as this tax benefit resulted from an event which is not expected to occur frequently.
     In the fourth quarter of 2006, Cadence’s non-GAAP measure also excluded the loss associated with retiring a portion of its previously-issued convertible notes at a premium, and writing off related debt issuance costs. Management believes that in measuring Cadence’s operations it is useful to exclude the loss on extinguishment of debt as the loss is not directly related to Cadence’s operating performance and the associated transaction does not occur frequently.
     Management believes that non-GAAP net income provides useful supplemental information to management and investors regarding the performance of the company’s business operations and facilitates comparisons to our historical operating results. Management also uses this information internally for forecasting and budgeting. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.
     The following tables reconcile the specific items excluded from GAAP net income in the calculation of non-GAAP net income for the periods shown below:

Net Income Reconciliation	Quarters Ended

	December 29, 2007	December 30, 2006

	(unaudited)
(in thousands)
Net income on a GAAP basis	$119,503	$48,365
Amortization of acquired intangibles	12,488	12,801
Stock-based compensation expense	22,587	23,549
Non-qualified deferred compensation expense	1,759	1,698
Certain termination costs	15,097	—
Certain legal costs	8,070	—
Restructuring and other charges (credits)	(102)	(71)
Integration and acquisition-related costs	289	360
Equity in losses from investments, gain on non-qualified deferred compensation plan assets — recorded in Other income, net	(558)	(54)
Loss on extinguishment of debt	—	40,768
Income tax benefit from settlement of IRS dispute	(27,771)	—
Income tax effect of non-GAAP adjustments	(18,394)	(11,576)
Net income on a non-GAAP basis	$132,968	$115,840

Net Income Reconciliation	Years Ended

	December 29, 2007	December 30, 2006

	(unaudited)
(in thousands)
Net income on a GAAP basis	$296,252	$142,592
Amortization of acquired intangibles	46,639	63,251
Stock-based compensation expense	101,415	103,986
Non-qualified deferred compensation expense	8,786	5,829
Certain termination costs	15,097	—
Certain legal costs	8,070	—
Restructuring and other charges (credits)	(9,686)	(797)
Write-off of acquired in-process technology	2,678	900
Integration and acquisition-related costs	1,274	1,748
Equity in losses from investments, gain on non-qualified deferred compensation plan assets — recorded in Other income, net	(2,066)	(3,744)
Loss on extinguishment of debt	—	40,768
Income tax benefit from settlement of IRS dispute	(27,771)	—
Income tax effect of non-GAAP adjustments	(43,843)	(18,289)
Cumulative effect of change in accounting principle	—	(418)
Net income on a non-GAAP basis	$396,845	$335,826

Diluted Net Income per Share Reconciliation	Quarters Ended

	December 29, 2007	December 30, 2006

	(unaudited)
(in thousands, except per share data)
Diluted net income per share on a GAAP basis	$0.41	$0.16
Amortization of acquired intangibles	0.04	0.04
Stock-based compensation expense	0.08	0.08
Non-qualified deferred compensation expense	0.01	0.01
Certain termination costs	0.05	—
Certain legal costs	0.03	—
Restructuring and other charges (credits)	—	—
Integration and acquisition-related costs	—	—
Equity in losses from investments, gain on non-qualified deferred compensation plan assets — recorded in Other income, net	—	—
Loss on extinguishment of debt	—	0.13
Income tax benefit from settlement of IRS dispute	(0.10)	—
Income tax effect of non-GAAP adjustments	(0.06)	(0.04)
Diluted net income per share on a non-GAAP basis	$0.46	$0.38
Shares used in calculation of diluted net income per share —GAAP	290,970	307,472
Shares used in calculation of diluted net income per share —non-GAAP (A)	290,970	307,472

Diluted Net Income per Share Reconciliation	Years Ended

	December 29, 2007	December 30, 2006

	(unaudited)
(in thousands, except per share data)
Diluted net income per share on a GAAP basis	$1.01	$0.46
Amortization of acquired intangibles	0.16	0.20
Stock-based compensation expense	0.34	0.33
Non-qualified deferred compensation expense	0.03	0.02
Certain termination costs	0.05	—
Certain legal costs	0.03	—
Restructuring and other charges (credits)	(0.03)	—
Write-off of acquired in-process technology	0.01	—
Integration and acquisition-related costs	—	0.01
Equity in losses from investments, gain on non-qualified deferred compensation plan assets – recorded in Other income, net	(0.01)	(0.01)
Loss on extinguishment of debt	—	0.13
Income tax benefit from settlement of IRS dispute	(0.09)	—
Income tax effect of non-GAAP adjustments	(0.15)	(0.06)
Cumulative effect of change in accounting principle	—	—
Diluted net income per share on a non-GAAP basis	$1.35	$1.08
Shares used in calculation of diluted net income per share —GAAP	295,591	312,457
Shares used in calculation of diluted net income per share —non-GAAP (A)	295,591	312,457
(A)Shares used in the calculation of GAAP earnings per share are expected to be the same as shares used in the calculation of non-GAAP earnings per share, except when the company reports a GAAP loss and non-GAAP income, or GAAP income and a non-GAAP loss.

Investors are encouraged to look at GAAP results as the best measure of financial performance. For example, amortization of intangibles or in-process technology are important to consider because they may represent initial expenditures that under GAAP are reported across future fiscal periods. Likewise, stock-based compensation expense is an obligation of the company that should be considered. Restructuring charges can be triggered by acquisitions or product adjustments as well as overall company performance within a given business environment. Losses on extinguishment of debt can be incurred on remaining convertible notes. All of these metrics are important to financial performance generally.
Though Cadence management finds its non-GAAP measure is useful in evaluating the performance of Cadence’s business, its reliance on this measure is limited because items excluded from such measures often have a material effect on Cadence’s earnings and earnings per share calculated in accordance with GAAP. Therefore, Cadence management typically uses its non-GAAP earnings and earnings per share measures, in conjunction with GAAP earnings and earnings per share measures, to address these limitations.
Cadence believes that presenting its non-GAAP measure of earnings and earnings per share provides investors with an additional tool for evaluating the performance of the company’s business, which management uses in its own evaluation of performance, and an additional baseline for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental measure since, with reconciliation to GAAP, it may provide additional insight into its financial results.
Cadence expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Cadence may reiterate the Business Outlook published in this press release. At the same time, Cadence will keep this press release, including the outlook, publicly available on its Web site.
Prior to the start of the Quiet Period (described below), the public may continue to rely on the Business Outlook contained herein as still being Cadence’s current expectations on matters covered unless Cadence publishes a notice stating otherwise.
Beginning Mar. 14, 2008, Cadence will observe a “Quiet Period” during which the Business Outlook as provided in this press release and the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q no longer constitute the company’s current expectations. During the Quiet Period, the Business Outlook in these documents should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Cadence representatives will not comment on Cadence’s business outlook or its financial results or expectations. The Quiet Period will extend until the day when Cadence’s First Quarter 2008 Earnings Release is published, which is currently scheduled for Apr. 23, 2008.

Cadence Design Systems, Inc.
Condensed Consolidated Balance Sheets
December 29, 2007 and December 30, 2006
(In thousands)
(Unaudited)

	December 29, 2007	December 30, 2006
Current Assets:
Cash and cash equivalents	$1,062,920	$934,342
Short-term investments	15,193	24,089
Receivables, net of allowances of $2,895 and $3,804, respectively	326,211	238,438
Inventories	31,003	37,179
Prepaid expenses and other	94,236	77,957

Total current assets	1,529,563	1,312,005

Property, plant and equipment, net of accumulated depreciation of $624,680 and $615,768, respectively	339,463	354,575
Goodwill	1,310,211	1,267,579
Acquired intangibles, net	127,072	112,738
Installment contract receivables	238,010	149,584
Other assets	326,831	246,341

Total Assets	$3,871,150	$3,442,822

Current Liabilities:
Convertible notes	$230,385	$—
Current portion of long-term debt	—	28,000
Accounts payable and accrued liabilities	289,934	259,790
Current portion of deferred revenue	265,168	260,275

Total current liabilities	785,487	548,065

Long-term Liabilities:
Long-term portion of deferred revenue	136,655	95,018
Convertible notes	500,000	730,385
Other long-term liabilities	368,942	370,063

Total long-term liabilities	1,005,597	1,195,466

Stockholders’ Equity	2,080,066	1,699,291

Total Liabilities and Stockholders’ Equity	$3,871,150	$3,442,822

Cadence Design Systems, Inc.
Condensed Consolidated Income Statements
For the Quarters and Years Ended December 29, 2007 and December 30, 2006
(In thousands, except per share amounts)
(Unaudited)

	Quarters Ended		Years Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Revenue:
Product	$328,474	$297,847	$1,103,970	$982,673
Services	29,875	35,097	125,838	134,895
Maintenance	99,594	98,076	385,205	366,327

Total revenue	457,943	431,020	1,615,013	1,483,895

Costs and Expenses:
Cost of product	17,767	12,100	60,069	66,769
Cost of services	22,939	25,502	93,360	96,497
Cost of maintenance	15,444	16,319	61,079	63,833
Marketing and sales	109,224	116,515	407,148	405,579
Research and development	128,614	117,931	494,032	460,064
General and administrative	45,831	34,050	168,997	143,317
Amortization of acquired intangibles	5,760	5,159	19,421	23,141
Restructuring and other charges (credits)	(102)	(71)	(9,686)	(797)
Write-off of acquired in-process technology	—	—	2,678	900

Total costs and expenses	345,477	327,505	1,297,098	1,259,303

Income from operations	112,466	103,515	317,915	224,592

Loss on extinguishment of debt	—	(40,768)	—	(40,768)
Interest expense	(3,001)	(2,468)	(12,374)	(12,348)
Other income, net	10,592	17,211	58,530	70,402

Income before provision for income taxes and cumulative effect of change in accounting principle	120,057	77,490	364,071	241,878

Provision for income taxes	554	29,125	67,819	99,704

Net income before cumulative effect of change in accounting principle	119,503	48,365	296,252	142,174

Cumulative effect of change in accounting principle, net of tax	—	—	—	418

Net income	$119,503	$48,365	$296,252	$142,592

Net income per share before cumulative effect of change in accounting principle:
Basic	$0.44	$0.18	$1.09	$0.51

Diluted	$0.41	$0.16	$1.01	$0.46

Net income per share after cumulative effect of change in accounting principle:
Basic	$0.44	$0.18	$1.09	$0.51

Diluted	$0.41	$0.16	$1.01	$0.46

Weighted average common shares outstanding — basic	268,659	274,164	271,455	279,354

Weighted average common shares outstanding — diluted	290,970	307,472	295,591	312,457

Cadence Design Systems, Inc.
Condensed Consolidated Statements of Cash Flows
For the Years Ended December 29, 2007 and December 30, 2006
(In thousands)
(Unaudited)

	Years Ended
	December 29,	December 30,
	2007	2006
Cash and Cash Equivalents at Beginning of Period	$934,342	$861,315

Cash Flows from Operating Activities:
Net income	296,252	142,592
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	(418)
Depreciation and amortization	130,649	147,117
Loss on extinguishment of debt	—	40,768
Stock-based compensation	101,415	103,986
Equity in loss from investments, net	3,027	1,200
Gain on investments, net	(18,090)	(32,903)
Gain on sale and leaseback of land and buildings	(13,141)	—
Write-down of investment securities	2,550	2,467
Write-off of acquired in-process technology	2,678	900
Non-cash restructuring and other charges (credits)	(7,106)	194
Tax benefit (expense) from call options	11,346	(6,159)
Deferred income taxes	12,811	29,535
Proceeds from the sale of receivables, net	215,444	180,580
Recoveries for gains on trade accounts receivable and sales returns	(586)	(6,777)
Other non-cash items	11,219	4,630
Changes in operating assets and liabilities, net of effect of acquired businesses:
Receivables	15,762	92,977
Installment contract receivables	(393,658)	(261,983)
Inventories	6,197	(10,872)
Prepaid expenses and other	(603)	6,128
Other assets	(628)	749
Accounts payable and accrued liabilities	20,352	(51,462)
Deferred revenue	44,775	24,444
Other long-term liabilities	(38,227)	13,523

Net cash provided by operating activities	402,438	421,216

Cash Flows from Investing Activities:
Proceeds from sale of available-for-sale securities	6,271	7,637
Proceeds from sale of short-term investments	197	—
Purchases of short-term investments	—	(147)
Proceeds from the sale of long-term investments	6,323	26,054
Proceeds from the sale of property, plant and equipment	46,500	317
Purchases of property, plant and equipment	(81,795)	(67,636)
Purchases of software licenses	(2,000)	(8,409)
Investment in venture capital partnerships and equity investments	(3,214)	(3,800)
Cash paid in business combinations and asset acquisitions, net of cash acquired, and acquisition of intangibles	(80,725)	(65,778)

Net cash used for investing activities	(108,443)	(111,762)

Cash Flows from Financing Activities:
Principal payments on term loan	(28,000)	(132,000)
Proceeds from issuance of convertible notes due 2011 and 2013	—	500,000
Payment of convertible notes due 2023	—	(228,480)
Payment of convertible notes issuance costs	—	(12,032)
Purchase of call options in connection with convertible notes due 2011 and 2013	—	(119,750)
Proceeds from sale of call options in connection with convertible notes due 2023	—	55,864
Proceeds from sale of common stock warrants in connection with convertible notes due 2011 and 2013	—	39,400
Purchase of common stock warrants in connection with convertible notes due 2023	—	(10,201)
Tax benefit from employee stock transactions	21,090	10,712
Proceeds from issuance of common stock	255,462	156,648
Purchases of treasury stock	(418,618)	(494,088)

Net cash used for financing activities	(170,066)	(233,927)

Effect of exchange rate changes on cash and cash equivalents	4,649	(2,500)

Increase in cash and cash equivalents	128,578	73,027

Cash and Cash Equivalents at End of Period	$1,062,920	$934,342

Cadence Design Systems, Inc.
As of January 30, 2008
Impact of Non-GAAP Adjustments on Forward Looking Diluted Net Income (Loss) Per Share
(Unaudited)

	Quarter ended	Year ended
	March 29, 2008	January 3, 2009
	Forecast	Forecast
Diluted net income (loss) per share on a GAAP basis	$(0.06) to $(0.04)	$0.69 to $0.77

Amortization of acquired intangibles	0.04	0.15
Stock-based compensation expense	0.08	0.31
Integration and acquisition-related costs	—	—
Equity in losses from investments, gain on non-qualified deferred compensation plan assets	—	0.01
Income tax effect of non-GAAP adjustments	(0.03)	(0.05)

Diluted net income per share on a non-GAAP basis	$0.03 to $0.05	$1.11 to $1.19

Cadence Design Systems, Inc.
As of January 30, 2008
Impact of Non-GAAP Adjustments on Forward Looking Net Income (Loss)
(Unaudited)

	Quarter ended	Year ended
	March 29, 2008	January 3, 2009
($ in Millions)	Forecast	Forecast
Net income (loss) on a GAAP basis	$(17) to $(11)	$192 to $216

Amortization of acquired intangibles	11	43
Stock-based compensation expense	23	89
Integration and acquisition-related costs	—	1
Equity in losses from investments, gain on non-qualified deferred compensation plan assets	1	4
Income tax effect of non-GAAP adjustments	(11)	(14)

Net income on a non-GAAP basis	$7 to $13	$315 to $339

Cadence Design Systems, Inc.
(Unaudited)
Revenue Mix by Geography (% of Total Revenue)

	2005					2006					2007
GEOGRAPHY	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
North America	46%	49%	53%	42%	48%	51%	48%	54%	60%	54%	48%	52%	41%	50%	49%
Europe	16%	17%	21%	20%	18%	19%	18%	22%	19%	19%	15%	17%	25%	17%	18%
Japan	30%	25%	20%	26%	25%	21%	24%	13%	10%	17%	27%	14%	22%	22%	21%
Asia	8%	9%	6%	12%	9%	9%	10%	11%	11%	10%	10%	17%	12%	11%	12%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Revenue Mix by Product Group (% of Total Revenue)

	2005					2006					2007
PRODUCT GROUP	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Functional Verification	20%	19%	21%	25%	21%	26%	22%	24%	23%	24%	24%	24%	20%	26%	24%
Digital IC Design	27%	23%	26%	29%	28%	20%	26%	19%	26%	24%	26%	29%	27%	27%	27%
Custom IC Design	23%	31%	27%	22%	25%	27%	27%	30%	26%	27%	24%	24%	32%	25%	27%
Design for Manufacturing	9%	9%	9%	8%	9%	8%	8%	8%	6%	7%	7%	7%	6%	6%	6%
System Interconnect	10%	9%	8%	7%	8%	9%	8%	10%	11%	9%	10%	8%	7%	9%	8%
Services & Other	11%	9%	9%	9%	9%	10%	9%	9%	8%	9%	9%	8%	8%	7%	8%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Note: Product Group total revenue includes Product + Maintenance